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EXHIBIT 3A

                        AMENDED ARTICLES OF INCORPORATION

                                       of

                              Liqui-Box Corporation

                                    ARTICLE I

                  The name of the Corporation shall be Liqui-Box Corporation.

                                   ARTICLE II

                  The principal office of the Corporation shall be located in Worthington, Franklin County, Ohio.

 .

                                   ARTICLE III

                  The purposes of the Corporation shall be as follows:

                  (a) To purchase, manufacture, or otherwise acquire in any manner, own, use, operate, exhibit, maintain, sell, mortgage, lease, exchange, license, distribute, or otherwise dispose of and generally deal or engage in or with machinery, equipment, facilities, devices, materials, supplies, products, inventions and patents in connection with liquid containers and the filling of liquid containers, of every kind and description, together with any and all other incidental, related or supporting businesses or activities;

                  (b) To engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

                  The foregoing shall not be construed to limit or restrict in any manner the general powers conferred on corporations for profit by the laws of the State of Ohio, and the same shall be construed both as objects and powers and the enumeration of specific powers shall not be held to limit or restrict the powers of the Corporation in any manner.

                  The Corporation reserves the right at any time or from time to time to change its purposes in the manner now or hereafter permitted by statute, and any such change authorized or approved by the holders of shares thereof shall be binding and conclusive on every shareholder of the Corporation as fully as if each such shareholder had voted therefor. No shareholder, notwithstanding that he may have voted against


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such change or may have objected thereto in writing, shall be entitled to payment of the fair cash value of his shares.

                                   ARTICLE IV

                  The authorized number of shares of the Corporation shall be twenty-two million (22,000,000), of which 20,000,000 shares shall be Common Shares without par value and 2,000,000 shares shall be Preferred Shares without par value. Each out standing Common Share and each outstanding Preferred Share shall entitle the holder thereof to one vote on each matter properly submitted to the shareholders for their vote, consent, waiver, release or other action, subject to the provisions of law from time to time in effect with respect to cumulative voting.

                  The directors of the Corporation are authorized to adopt amendments to the Amended Articles of Incorporation in respect of any unissued or treasury Preferred Shares and thereby to fix or change, to the full extent now or hereafter permitted by Ohio law: the division of such shares into series and the designation and authorized number of shares of each series; the dividend rate; the dates of payment of dividends and the dates from which they are cumulative; liquidation price; redemption rights and price; sinking fund requirements; conversion rights; restrictions on the issuance of shares of any class or series; and such other rights, preferences and limitations as shall not be inconsistent with this ARTICLE IV.

                  No holder of Common Shares or Preferred Shares shall be entitled as such, as a matter of right, to subscribe for or purchase any part of any new or additional issue of shares of any class whatsoever, or of securities convertible into any shares of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

                  Of the 2,000,000 Preferred Shares, without par value, of the Corporation, 500,000 shall constitute a series of Preferred Shares and shall have, subject and in addition to the other provisions of this ARTICLE IV, the following relative rights, preferences and limitations.

                  Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Preferred Shares" (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than that of the shares then out standing plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.


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                  Section 2.  Dividends and Distributions.

                  (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Shares ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of Series A Preferred Stock in preference to the holders of Common Shares, without par value (the "Common Stock"), of the Corporation and any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00, or (b) subject to the provision for adjustment hereinafter set forth, ten times the aggregate per share amount of all cash dividends, and ten times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after February 22, 1989 (the "Rights Declaration Date") (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  (B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $10.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

                  (C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date


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of issue of such shares, or unless the date of issue is a Quarterly Dividend
Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

                  Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                  (A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the shareholders of the Corporation.

                  (B) Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

                  Section 4. Certain Restrictions.

                  (A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                            (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

                            (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;


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                            (iii) redeem or purchase or otherwise acquire for
         consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                            (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock or any shares of stock ranking on a parity with the Series A Preferred Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

                  (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

                  Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein or otherwise required by law.

                  Section 6. Liquidation, Dissolution or Winding Up.

                  (A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received per share, the greater of ten times $50 or ten times the payment made per share of Common Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the "Series A Liquidation Preference"). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Preferred Stock unless, prior


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thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) ten (as appropriately adjusted as set forth in subparagraph C below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the "Adjustment Number"). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Preferred Stock and Common Stock, respectively, holders of Series A Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining as sets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

                  (B) In the event there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of Preferred Shares, if any, which rank on a parity with the Series A Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

                  (C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

                  Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to ten times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date
(i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A


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Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

                  Section 8. Redemption. The shares of Series A Preferred Stock shall not be redeemable.

                  Section 9. Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation's Preferred Shares as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide other wise.

                  Section 10. Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

                                    ARTICLE V

                  The Corporation shall be authorized to purchase any of its outstanding Common Shares by purchase or other acquisition upon such terms and conditions as shall be deemed by the Board of Directors to be reasonable and fair.

                                   ARTICLE VI

                  (a) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Corporation by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of


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the Corporation, and with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

                  (b) The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, part-nership, joint venture, trust, or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless, and only to the extent that the Court of Common Pleas, or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court of Common Pleas or such other court shall deem proper.

                  (c) To the extent that a director, trustee, officer, employee, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (a) and (b) hereof, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

                  (d) Any indemnification under subsections (a) and (b) hereof, unless ordered by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, trustee, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) hereof. Such determination shall be made (1) by a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with any such action, suit, or proceeding, or (2), if such a quorum is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the Corporation, or any person to be indemnified within the past five years, or (3) by the shareholders, or (4) by the Court of Common Pleas or the court in which such action, suit or proceeding was brought. Any determination made by the disinterested directors under (1) above in this section or by independent legal counsel under (2) above in this section shall be promptly communicated to the person who threatened or brought the action or suit, by or in the right of the Corporation under subsection (b) hereof, and within ten days after receipt of such notification, such person shall have the right to petition the Court of


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Common Pleas or the court in which such action or suit was brought to review the reasonableness of such determination.

                  (e) Expenses, including attorneys' fees, incurred in defending any action, suit, or proceeding referred to in subsections (a) and (b) hereof, may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding as authorized by the directors in the specific case upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, or agent to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this section.

                  (f) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles or the regulations or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, or agent and shall insure to the benefit of the heirs, executors, and administrators of such a person.

                  (g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under this section.

                  (h) As used in this section, references to "corporation" includes all constituent corporations in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, or agent of such a constituent corporation, or is or was serving at the request of such constituent corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, nonprofit or for profit, partnership, joint venture, trust, or other enterprise shall stand in the same position under this section with respect to the new or surviving corporation as he would if he had served the new or surviving corporation in the same capacity.

                                   ARTICLE VII

                  Except as otherwise provided in these Articles of Incorporation including without limitation ARTICLE VIII, notwithstanding any provision of the Ohio Revised Code as now or hereafter in force requiring for any purpose the vote, consent, waiver


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or release of the holders of shares of the Corporation entitling them to exercise two-thirds or any other proportion of the voting power of the Corporation or of any class or classes thereof, such action may be taken by the vote, consent, waiver or release of the holders of shares entitling them to exercise not less than a majority of the voting power of the Corporation or of such class or classes.

                                  ARTICLE VIII

                  (a)(1) In addition to any affirmative vote required by law or under any other provision of these Articles of Incorporation, and except as otherwise expressly provided in this ARTICLE VIII:

                  (A) any merger or consolidation of this Corporation or any Subsidiary (as hereinafter defined in paragraph (c)(8) of this ARTICLE VIII) with or into (i) any Substantial Shareholder (as hereinafter defined in paragraph (c)(2) of this ARTICLE VIII) or (ii) any other corporation (whether or not itself a Substantial Shareholder) which, after such merger or consolidation, would be an Affiliate (as hereinafter defined in paragraph (c)(7) of this ARTICLE VIII) of a Substantial Shareholder, or

                  (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Substantial Shareholder of any substantial part (as hereinafter defined in paragraph (c)(9) of this ARTICLE VIII) of the assets of this Corporation or of any Subsidiary, or

                  (C) the issuance or transfer by this Corporation or by any Subsidiary (in one transaction or a series of related transactions) of any equity securities (as hereinafter defined in paragraph (c)(11) of this ARTICLE
VIII) of this Corporation or any Subsidiary to any Substantial Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $15,000,000 or more, or

                  (D) the adoption of any plan or proposal for the liquidation or dissolution of this Corporation if, as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, any person shall be a Substantial Shareholder, or

                  (E) any reclassification of securities (including any reverse stock split) or recapitalization of this Corporation, or any reorganization, merger or consolidation of this Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving a Substantial Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding securities of any class of equity securities of this Corporation or any Subsidiary which is directly or indirectly beneficially owned (as hereinafter defined in paragraph (c)(3) of this ARTICLE VIII) by any Substantial Shareholder,


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shall (except as otherwise expressly provided in these Articles of
Incorporation) require the affirmative vote of the holders of then outstanding Voting Shares (as hereinafter defined in paragraph (c)(10) of this ARTICLE
VIII) entitled to cast at least eighty percent (80%) of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares; provided that such affirmative vote must include the affirmative vote of the holders of Voting Shares entitled to cast a majority of the votes entitled to be cast by the holders of all then outstanding Voting Shares not beneficially owned by any Sub-stantial Shareholder. Each such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

         (2) The term "business combination" as used in this ARTICLE VIII shall mean any transaction which is described in any one or more of clauses (A) through (E) of paragraph (a) (1) of this ARTICLE VIII.

                  (b) The provisions of this ARTICLE VIII shall not be applicable to any business combination, the terms of which shall be approved, prior to the date the Substantial Shareholder which is a party thereto or whose proportionate share of the outstanding securities of any class of equity securities of this Corporation or any Subsidiary is increased by reason thereof, or, in the case of a business combination described in clause (D) of paragraph
(a)(1) of this ARTICLE VIII, prior to the date any Substantial Shareholder affected by such business combination, became a Substantial Shareholder by two-thirds (2/3) of the whole Board (as hereinafter defined in paragraph (c)(6) of this ARTICLE VIII), but only if a majority of the members of the Board of Directors acting upon such matter shall be continuing directors (as hereinafter defined in paragraph (c)(5) of this ARTICLE VIII).

                  (c)      For the purposes of this ARTICLE VIII:

         (1) A "person" shall mean any individual, firm, corporation or other entity.

         (2) "Substantial Shareholder" shall mean any person (other than (i) this Corporation or any Subsidiary, (ii) any profit-sharing, employee share ownership or other employee benefit plan of this Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (iii) persons who, immediately after the adoption of this
ARTICLE VIII, are Affiliates of this Corporation owning in excess of ten percent (10%) of the outstanding Common Shares, and the respective successors, executors, legal representatives, heirs and legal assigns (provided that any such legal assign is such an Affiliate immediately prior to assignment, transfer or other disposition to such assign of such persons) who or which, as of the record date for the determination of shareholders entitled to notice of and to vote on any business combination, or immediately prior to the consummation of any such business combination (other than a business combination referred to in paragraph (a)(1)(D) of this ARTICLE VIII:

                  (A) is the beneficial owner (as hereinafter defined in subparagraph (3) of this paragraph (c)), directly or indirectly, of more than fifteen percent (15%) of the Voting Shares (determined solely on the basis of the total number of Voting Shares so beneficially owned [and without giving effect to the number or percentage of votes entitled to be cast in respect of such shares] in relation to the total number of Voting Shares issued and outstanding), or

                  (B) is an Affiliate of this Corporation and at any time within three years prior thereto was the beneficial owner, directly or indirectly, of more than fifteen percent (15%) of the then outstanding Voting Shares (determined as aforesaid), or

                  (C) is an assignee of or has otherwise succeeded to any shares of capital stock of this Corporation which were at any time within three years prior thereto beneficially owned by any Substantial Shareholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         (3) "Beneficial ownership" shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 (or any successor rule or statutory provision) or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to said Rule 13d-3 as in effect on January 1, 1986; provided, however, that a person shall, in any event, also be deemed to be the "beneficial owner" of any Voting Shares:

                  (A) which such person or any of its Affiliates or Associates [as hereinafter defined in subparagraph (7) of this paragraph (c)] beneficially own, directly or indirectly, or

                  (B) which such person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any Voting Shares solely by reason of an agreement, arrangement or understanding with this Corporation to effect a business combination) or upon the exercise of conversion rights, exchange rights, warrants, or options, or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any Voting Shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate or Associate is otherwise deemed the beneficial owner), or

                  (C) which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates or Associates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation; and provided further, however, that (i) no director or officer of this Corporation, nor any Associate or Affiliate of any such director or officer, shall, solely by reason of any or all such directors and officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Voting Shares beneficially owned by any other such director or officer (or any Associate or Affiliate thereof), and (ii) no employee stock ownership or similar plan of this Corporation or any Subsidiary nor any trustee with respect thereto, nor any As-sociate or Affiliate of any such trustee, shall, solely by reason of such capacity of such trustee, be deemed, for any purposes hereof, to beneficially own any Voting Shares held under any such plan.

         (4) For purposes of computing the percentage beneficial ownership of Voting Shares of a person in order to determine whether such person is a Substantial Shareholder, the outstanding Voting Shares shall include shares deemed owned by such person through application of subparagraph (3) of this paragraph (c) but shall not include any other Voting Shares which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Voting Shares shall include only Voting Shares then outstanding and shall not include any Voting Shares which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

         (5) "Continuing director" shall mean a person who was a member of the Board of Directors of the Corporation as of January 1, 1986 or thereafter elected by the shareholders or appointed by the Board of Directors of this Corporation prior to the date as of which the Substantial Shareholder (or Substantial Shareholders) in question be came a Substantial Shareholder (or Substantial Shareholders), or a person designated (before his initial election or appointment as a director) as a continuing director by a majority of the whole Board, but only if a majority of the whole Board shall then consist of continuing directors, or, if a majority of the whole Board shall not then consist of continuing directors, by a majority of the then continuing directors.

         (6) "Whole board" shall mean the total number of directors which this Corporation would have if there were no vacancies.

         (7) An "Affiliate" of a specified person is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. The term "Associate" used to indicate a relationship with any person shall mean (i) any corporation or organization (other than this Corporation or a Subsidiary) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person, or is an officer or director of any corporation controlling or controlled by such person.

         (8) "Subsidiary" shall mean any corporation of which a majority of any class of equity security is owned, directly or indirectly, by this Corporation; provided, however, that for the purposes of the definition of Substantial Shareholder set forth in subparagraph (2) of this paragraph (c), the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly by this Corporation.

         (9) "Substantial part" shall mean assets having a book value (determined in accordance with generally accepted accounting principles) in excess of ten percent (10%) of the book value (determined in accordance with generally accepted accounting principles) of the total consolidated assets of this Corporation, at the end of its most recent fiscal year ending prior to the time the determination is made.

         (10) "Voting Shares" shall mean any shares of capital stock of this Corporation entitled to vote generally in the election of directors.

                  (d) The affirmative vote of the holders of then outstanding Voting Shares entitled to cast at least eighty percent (80%) of the votes entitled to be cast by the holders of all of the then outstanding Voting Shares, and the affirmative vote of the holders of then outstanding Voting Shares entitled to cast a majority of the votes entitled to be cast by the holders of all then outstanding Voting Shares not beneficially owned by any Substantial Shareholder, shall be required to alter, amend, change or repeal this ARTICLE VIII, or to adopt any provision inconsistent with this ARTICLE VIII, unless such proposed alteration, amendment, change or repeal, or other provision, shall be recommended by two-thirds (2/3) of the whole Board, provided that a majority of the members of the Board of Directors acting upon such recommendation shall be continuing directors.

                                   ARTICLE IX

                  The Board of Directors is authorized in its discretion to fix, determine and vary the amount of profits or surplus of the Corporation to be reserved as working capital, or for any other purpose, and to determine what amount of the funds of the Corporation, if any, may be expediently used in its business or declared in dividends to shareholders.

                                    ARTICLE X

                  These Amended Articles of Incorporation supersede the original Articles of Incorporation of Liqui-Box Corporation and all previously adopted amendments thereto that are in force at the date hereof.